EXHIBIT 99.1

Piedmont Mining Signs Letter of Intent on Argentite Gold Property, Nevada

Reno, NV – March 10, 2009 - Piedmont Mining Company, Inc. (OTC BB: PIED) today announced the signing of a Letter of Intent with Nevada Eagle Resources LLC (NER), a wholly owned subsidiary of Gryphon Gold Corporation (TSX: GGN), to enter into an ‘Exploration Agreement with Option to form Joint Venture’ on the Argentite gold property once the gold price exceeds $1,000 per ounce for more than 25 consecutive business days or after 90 days from the date of signing the Letter of Intent.

The Argentite gold property is located in the Silver Peak Mining District, about 50 miles southwest of Tonopah. It covers an epithermal gold system in a caldera-margin, within late Cenozoic volcanic rocks in the Walker Lane structural belt which has hosted many precious metal mines in southwestern Nevada. Gold mineralization is associated with quartz veining, silicification, argillic alteration and anomalous arsenic, antimony, and silver. The altered and mineralized area extends over roughly 5,000 feet, with surface samples over three main target zones commonly ranging up to 0.03 ounces per ton of gold.

Limited exploration by Kennecott Exploration Co. and Camnor Resources Ltd. in the late 1990s followed up gold mineralization in an old adit which assayed 0.221 ounces per ton (opt) of gold across 20 feet. Two reverse circulation drill holes below this adit intersected 90 feet of 0.033 opt gold within 310 feet of 0.016 opt Au, and 150 feet of 0.034 opt gold within 255 feet of 0.016 opt gold. Seven other drill holes in the main Adit Zone returned assays up to 0.038 opt gold. About 1,200 feet along strike to the east, chip channel sampling returned 40 feet of 0.013 opt gold. The Baseline and West zones, north and parallel to the Adit Zone, are poorly exposed but have yielded surface samples up to 0.10 opt gold. These results demonstrate the potential for multiple mineralized zones on the property.

On the signing the formal agreement, Piedmont will pay NER $8,000 and will then undertake a work commitment of $750,000 over a five year period to earn a 51% interest in the property and the project, or up to a 70% interest upon completion of a bankable feasibility study. In addition, Piedmont will make annual payments to NER of $10,000 by the first anniversary of the agreement, $15,000 on the second anniversary, $20,000 by the third anniversary and $25,000 by the fourth anniversary, all of which will be creditable against the work commitment.

Piedmont is an exploration-stage company, exploring for gold and silver in Nevada. It has entered into agreements with experienced and respected exploration groups on 7 properties in Nevada. It participates through funding exploration costs utilizing highly skilled people only on an as needed basis thus minimizing G&A costs. It can drop properties that don’t meet expectations. The Company’s Common Stock is traded on the OTC Bulletin Board under the symbol: PIED.

FORWARD-LOOKING STATEMENTS: “Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements relating to the company’s business activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations about the Company’s business. Words such as expects, anticipates, intends, plans, believes, estimates and similar words and expressions are intended to identify such forward-looking statements. These statements involve risks that are difficult to evaluate. Actual results can vary from descriptions herein due to many factors including changes in metal prices and business conditions; changes in laws and regulations; problems encountered in exploration and obtaining permits; changes in the competitive environment; technological advances; shortages of skilled workers, drill rigs and equipment; the need for additional capital and other risks listed in the Company’s Securities and Exchange Commission filings under "risk factors" and elsewhere. Forward-looking statements speak only as of the date they were made. The Company does not undertake any obligation to update forward-looking statements.

Piedmont Mining Company, Inc.	Reno, Nevada	www.piedmontmining.com
Contact:	Robert M. Shields, Jr.	212-734-9848
Investor Relations: Maria Da Silva	877-261-4466